As filed with the Securities and Exchange Commission on June 4, 2026

Registration No. 333-230909

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALARUM TECHNOLOGIES LTD.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8 Yitzhak Sadeh Street

Tel-Aviv, 6777508 Israel

(Address and telephone number of Registrant’s principal executive offices)

NetNut Networks Inc.

4607 Library Rd Ste 220 #1067

Bethel Park, PA 15102

Tel: 973.506.8810

(Name, address, and telephone number of agent for service)

Copies to:

Oded Har-Even, Esq. Howard E. Berkenblit, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 660-3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers North Tower, 14th floor Tel Aviv, Israel 6473925 Tel: +972 74-758-0480

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF UNSOLD SECURITIES

Alarum Technologies Ltd., a company incorporated under the laws of the State of Israel, or the Registrant, is filing this post-effective amendment, or this Post-Effective Amendment, to the Registration Statement on Form F-1, or the Registration Statement, which has been previously filed by the Registrant with the Securities and Exchange Commission, or the SEC, to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under the Registration Statement:

1.	Registration Statement No. 333-230909 on Form F-1 filed with the SEC on April 16, 2019, as amended by Amendment No. 1 thereto filed with the SEC on May 28, 2019.

The Registrant undertook to cause the Registration Statement to remain effective under the Securities Act of 1933, as amended, or the Securities Act, until the date as required by the registration rights agreement governing the Registration Statement, or the Registration Rights Agreement. As of today, the Registration Rights Agreement has expired and/or derivative securities with respect to such underlying American Depositary Shares, or ADSs, that were issuable upon exercise were registered that were subject thereto have been exercised and/or expired.

In connection with the above, the Registrant has terminated all offerings of its ADSs pursuant to the Registration Statement under the Securities Act. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any ADSs which remain unsold at the termination of the offering, the Registrant hereby removes from registration all ADSs registered under the Registration Statement that remain unsold as of the date hereof, if any, and terminates the effectiveness of the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on June 4, 2026.

ALARUM TECHNOLOGIES LTD.

By:	/s/ Shachar Daniel
	Name:	Shachar Daniel
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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